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 Exhibit 99.2

Summary historical and pro forma financial data

Glossary of terms:

•
the terms "Scientific Games," "SGMS," "we," "our," "us" and the "Company" refer to Scientific Games Corporation and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires;

•
the term "SGI" refers to Scientific Games International, Inc., a wholly owned direct subsidiary of Scientific Games Corporation;

•
the term "2019 notes" refers to the 9.250% senior subordinated notes due 2019 issued by SGI;

•
the term "2021 notes" refers to the 6.625% senior subordinated notes due 2021 issued by SGI;

•
the term "Merger Agreement" refers to that certain merger agreement dated as of August 1, 2014, by and among Scientific Games Corporation, Bally, SGI and Scientific Games Nevada, Inc.

•
the term "WMS Acquisition" refers to our acquisition of WMS Industries Inc. ("WMS") on October 18, 2013;

•
the term "SHFL Acquisition" refers to the acquisition by Bally Technologies, Inc. ("Bally") of SHFL entertainment, Inc. ("SHFL") on November 25, 2013;

•
the term "Dragonplay Acquisition" refers to the acquisition of Dragonplay Ltd. ("Dragonplay") by Bally on July 1, 2014;

•
the term "Bally Acquisition" refers to Scientific Games' pending acquisition of Bally;

•
the term "LTM" refers to the twelve-month period ended September 30, 2014;

•
the term "New Credit Facilities" refers to that certain credit agreement (the "Credit Agreement"), dated as of October 18, 2013, by and among SGI, as the borrower, Scientific Games Corporation, as a guarantor, Bank of America, N.A., as administrative agent, and the lenders and other agents from time to time party thereto, as amended by Amendment No. 1 to Credit Agreement, dated as of October 1, 2014, and that certain escrow credit agreement (the "Escrow Credit Agreement"), dated as of October 1, 2014, by and among SGMS Escrow Corp. ("Escrow Corp."), as borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent;

•
the term "Refinancing" refers to the refinancing of approximately $1.9 billion of existing indebtedness of Bally; and

•
the term"Offering" refers to the offering of $700,000,000 Senior Secured Notes due 2021 and $2,200,000,000 Senior Secured Notes due 2022 by Escrow Corp.

Summary historical financial data—Scientific Games Corporation

The following table presents our summary historical financial data as of and for the periods indicated and should be read in conjunction with our financial statements and other information filed with the SEC.

On March 25, 2013, we completed the sale of our installed base of gaming machines in our pub business. We had a net loss from our discontinued pub operations of $6.8 million, $18.7 million and $4.6 million for the years ended December 31, 2011, 2012 and 2013, respectively, which results are not included in the statement of operations data presented below.

The results for the year ended December 31, 2013 include the results of operations of WMS for the 74 days following the October 18, 2013 closing of the WMS Acquisition.

	Year ended December 31,			(unaudited) Nine months ended September 30,
($ in millions)	2011	2012	2013	2013	2014

Statement of operations data:
Revenue:
Instant games	$493.3	$493.6	$516.0	$379.0	$392.4
Services	318.9	340.3	415.0	247.7	538.9
Product sales	53.7	94.7	159.9	62.3	289.3

Total revenue	$865.9	$928.6	$1,090.9	$689.0	$1,220.6
Cost of instant games(1)	281.6	282.5	285.1	210.3	212.5
Cost of services(1)	161.8	170.7	203.1	135.0	200.7
Cost of product sales(1)	38.3	65.1	103.5	39.3	161.2
Selling, general and administrative	172.9	179.4	266.4	139.1	282.6
Research and development	6.1	6.6	26.0	4.7	77.0
Employee termination and restructuring	2.0	10.6	22.7	0.3	12.4
Depreciation and amortization	111.0	150.8	202.4	111.1	290.5

Operating (loss) income	$92.2	$62.9	$(18.3)	$49.2	$(16.3)
Interest expense	(104.7)	(100.0)	(119.5)	(75.3)	(142.9)
Earnings (loss) from equity interest	29.4	28.1	1.5	13.0	(7.8)
Loss on early extinguishment of debt	(4.2)	(15.5)	(5.9)	0.0	(25.9)
Gain on sale of equity interest	0.0	0.0	0.0	0.0	14.5
Other (expense) income, net	(0.1)	1.3	(1.1)	(0.8)	9.2
Income tax benefit (expense)	(18.4)	(20.7)	117.7	(11.2)	(18.0)

Net loss from continuing operations	$(5.8)	$(43.9)	$(25.6)	$(25.1)	$(187.2)

Attributable EBITDA(2)	$327.2	$337.8	$382.5	$252.0	$383.1
Capital expenditures(3)	91.8	111.4	165.8	112.3	176.3

	As of December 31,			(unaudited) As of September 30, 2014
($ in millions)	2011	2012	2013

Balance sheet data:
Cash and cash equivalents	$104.4	$109.0	$153.7	$132.5
Total assets	2,161.9	2,186.9	4,236.4	4,038.9
Total long-term debt (including current installments) and capital leases	1,390.7	1,468.2	3,192.6	3,209.3
Total stockholders' equity	443.7	364.8	375.0	105.7

(1)   Exclusive of D&A.

(2)   Attributable EBITDA as used herein is derived from the definition of "consolidated EBITDA" in our Credit Agreement. In connection with the WMS Acquisition, we terminated our prior credit agreement and entered into the Credit Agreement. The definition of "consolidated EBITDA" in the Credit Agreement is different from the definition in the prior credit agreement. As a result, the definition of "attributable EBITDA" as used herein and in our earnings releases for the quarters ended December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014 is different from the definition of "attributable EBITDA" used in prior earnings releases.

Like the definition of attributable EBITDA in our prior earnings releases, attributable EBITDA as used herein includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments ("EBITDA from equity investments"), subject to adjustments only to the extent contemplated by the definition of "consolidated EBITDA" in our Credit Agreement ("credit agreement adjustments"). However, the credit agreement adjustments we use for attributable EBITDA have changed to some extent in light of the replacement of the prior credit agreement with the Credit Agreement, as discussed more fully in our earnings release for the quarter ended December 31, 2013, a copy of which is attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 12, 2014. In particular, under a recent amendment to the Credit Agreement that will go into effect upon consummation of the Bally Acquisition, "consolidated EBITDA" under the Credit Agreement will include an add-back for an $8.0 million charge related to our share of an estimated shortfall liability recorded by Northstar Illinois during the second quarter of 2014. The attributable EBITDA presented herein does not include such add-back. In order to enhance comparability, attributable EBITDA for prior periods presented herein is based on the new definition of attributable EBITDA.

The summary of the definition of "consolidated EBITDA" as used herein is qualified in its entirety by the full text of such definition in our Credit Agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 18, 2013, and as amended by Amendment No. 1, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 7, 2014. For a complete description of the definition of "consolidated EBITDA" in our prior credit agreement, see Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 31, 2011.

Attributable EBITDA and EBITDA from equity investments are non-GAAP financial measures that are presented herein as supplemental disclosures and are reconciled to net income (loss) and earnings (loss) from equity investments, respectively, in the table below. Our management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of our business operations, as well as the performance of our equity investments; (ii) facilitate our management's internal comparisons of our historical operating performance; (iii) facilitate our management's external comparisons of our results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, our management believes that these non-GAAP financial measures are useful as they provide investors with information regarding our financial condition and operating performance that is an integral part of our management's reporting and planning processes.

Moreover, our management believes that attributable EBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on our underlying operating performance. Our management believes that attributable EBITDA and EBITDA from equity investments are useful to investors because a significant amount of our business is conducted through our equity investments, and those measures eliminate financial items from the equity investees' earnings that our management believes have less bearing on the equity investees' performance. Our management also believes that attributable EBITDA provides useful information regarding our liquidity and our ability to service debt and fund investments. In addition, attributable EBITDA is used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Attributable EBITDA has limitations as an analytical tool, including the following: (i) attributable EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt; (ii) attributable EBITDA includes income from joint ventures that has not been distributed to us and is not available for use by us; (iii) although D&A are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and attributable EBITDA does not reflect any cash requirements for such replacements; and (iv) other companies in our industry may calculate attributable EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, attributable EBITDA should not be considered in isolation of, as a substitute for, or superior to, net income or other consolidated income data prepared in accordance with GAAP as measures of the Company's profitability or liquidity.

The following table reconciles net loss from continuing operations to attributable EBITDA:

	Year ended December 31,			(unaudited) Nine months ended September 30,
($ in millions)	2011	2012	2013	2013	2014

Net loss from continuing operations	$(5.8)	$(43.9)	$(25.6)	$(25.1)	$(187.2)
Employee termination and restructuring	2.0	10.6	22.7	0.3	12.4
Other employee severance	—	1.3	2.0	2.0	0.8
M&A and financing costs and charges	10.9	4.1	36.2	9.5	12.6
Legal contingencies and settlements	0.2	—	24.5	—	0.4
Loss on early extinguishment of debt	4.2	15.5	5.9	—	25.9
Depreciation and amortization	111.0	150.8	202.4	111.1	290.5
Gain on sale of equity interest	—	—	—	—	(14.5)
Other expense (income), net(a)	1.5	(0.1)	3.1	1.2	(1.0)
Interest expense	104.7	100.0	119.5	75.3	142.9
Income tax expense (benefit)	18.4	20.7	(117.7)	11.2	18.0
Stock-based compensation	21.5	24.2	22.3	17.2	18.1
EBITDA from equity investments(b)	88.0	82.7	88.7	62.3	56.4
(Earnings) loss from equity investments	(29.4)	(28.1)	(1.5)	(13.0)	7.8

Attributable EBITDA	$327.2	$337.8	$382.5	$252.0	$383.1

(a)   Amounts include foreign exchange transactions, interest income, minority interest and other adjustments that are contemplated by the Credit Agreement.

(b)   EBITDA from equity investments includes results from our participation in LNS, RCN, CSG, Sportech (through January 9, 2014), Sciplay (through January 23, 2012), GLB, Northstar Illinois (beginning March 1, 2011), ITL (beginning March 7, 2011), Northstar New Jersey (beginning October1, 2013) and Hellenic Lotteries S.A. (beginning May 6, 2014).

	Year ended December 31,			(unaudited) Nine months ended September 30,
($ in millions)	2011	2012	2013	2013	2014

EBITDA from Equity Investments:
Earnings (loss) from equity investments	$29.4	$28.1	$1.5	$13.0	$(7.8)
Add: Depreciation and amortization	39.4	40.6	66.3	33.6	38.7
Add: Interest expense, net of other	7.1	3.0	9.8	1.8	2.2
Add: Impairment of equity investment	—	—	—	—	19.7
Add: Income tax expense	12.1	11.0	11.1	9.1	8.4

EBITDA from equity investments	$88.0	$82.7	$88.7	$62.3	$56.4

(3)   Includes additions to property and equipment, gaming and lottery operations expenditures, and intangible assets expenditures.

Summary historical financial data—Bally

The following tables set forth Bally's summary historical financial data as of and for the periods indicated and should be read in conjunction with Bally's financial statements and other information filed with the SEC.

Except as otherwise noted, the results for the year ended June 30, 2014 include the results of operations of SHFL for the 7 months and 5 days following the November 25, 2013 closing of the SHFL Acquisition. See "—Summary pro forma financial data" below.

	Year ended June 30,			(unaudited) Three months ended September 30,
($ in millions)	2012	2013	2014	2013	2014

Statement of operations data:
Revenues:
Gaming equipment and systems	$522.4	$592.0	$743.6	$147.4	$186.2
Product lease, operation and royalty	357.4	405.0	471.5	101.9	134.6

Total revenues	$879.8	$997.0	$1,215.1	$249.3	$320.8
Cost of gaming equipment and systems(1)	226.6	228.8	298.3	54.5	71.3
Cost of product lease, operation and royalty(1)	99.7	122.2	153.0	30.6	37.7
Selling, general and administrative	255.0	276.7	343.2	72.4	93.2
Research and development	96.2	111.1	135.9	29.5	34.4
Depreciation and amortization	22.8	22.7	57.6	5.3	21.8

Operating income	$179.4	$235.5	$227.2	$57.0	$62.4
Interest income	5.2	5.3	8.9	2.5	1.6
Interest expense	(17.4)	(18.1)	(56.8)	(4.4)	(18.3)
Loss on extinguishment of debt	—	—	(7.3)	—	—
Other, net	(2.8)	(6.4)	(6.2)	(.9)	(.4)
Income tax expense	(63.5)	(76.6)	(66.1)	(16.2)	(16.3)

Net income	$100.9	$139.7	$99.8	$38.0	$29.0

Less net income (loss) attributable to noncontrolling interests	(0.2)	(1.7)	1.2	0.2	0.2

Net income attributable to Bally Technologies, Inc.	101.1	141.4	98.6	37.8	28.8
Attributable EBITDA(2)	$291.9	$347.5	$443.5	$89.5	$118.2
Capital expenditures(3)	$11.5	$16.8	$24.1	$5.2	$5.9

	As of June 30,			(unaudited) As of September 30, 2014
($ in millions)	2012	2013	2014

Balance sheet data:
Cash and cash equivalents	$32.7	$63.2	$77.4	$74.4
Total assets	970.5	979.3	2,518.8	2,434.3
Total long-term debt and capital leases (including current installments)	511.5	604.6	1,925.4	1,881.1
Total stockholders' equity	197.5	119.2	205.9	189.4

(1)   Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

(2)   Attributable EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net income attributable to Bally Technologies, Inc. in the table below. Attributable EBITDA is not the same EBITDA-based metric as publicly reported by Bally. Attributable EBITDA, as presented above, represents Bally's EBITDA subject to the same adjustments that apply to the calculation of attributable EBITDA of Scientific Games. See footnote 3 to "—Summary historical financial data—Scientific Games Corporation."

(3)   Excludes transfers of inventory to leased gaming equipment and intangible asset additions.

The following table reconciles the net income attributable to Bally Technologies, Inc. to attributable EBITDA:

	Year ended June 30,			(unaudited) Three months ended September 30,
($ in millions)	2012	2013	2014	2013	2014

Net income attributable to Bally Technologies, Inc.	$101.1	$141.4	$98.6	$37.8	$28.8
M&A and financing costs and charges	—	1.0	60.6	5.2	9.0
Legal contingencies and settlements	10.0	—	—	—	—
Loss on early extinguishment of debt	—	—	7.3	—	—
Depreciation and amortization	81.5	88.3	133.7	22.0	41.7
Other expense, net	9.4	14.0	15.4	2.8	1.8
Interest expense	12.2	12.8	47.8	2.0	16.7
Income tax expense	63.5	76.6	66.1	16.2	16.3
Stock-based compensation	14.2	13.4	14.0	3.5	3.9

Attributable EBITDA	$291.9	$347.5	$443.5	$89.5	$118.2

Summary pro forma financial data

The following summary unaudited pro forma financial information presents the pro forma results of operations of the combined company as if the Transactions, including the issuance of the notes offered hereby, the Bally Acquisition, the contemplated borrowings under the New Credit Facilities in connection with the Bally Acquisition, the WMS Acquisition, the SHFL Acquisition, the Dragonplay Acquisition, and our refinancing of the 2019 notes with the net proceeds of the 2021 notes and cash on hand, had occurred on October 1, 2013, in the case of statement operations data, and September 30, 2014, in the case of balance sheet data, based upon the historical consolidated financial information of Scientific Games, Bally, WMS, SHFL and Dragonplay, and gives effect to the pro forma adjustments as set forth in "Unaudited pro forma condensed combined financial statements." This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been had the Bally Acquisition been completed on the date indicated. In addition, the pro forma information does not purport to project our future operating results. The pro forma financial information also does not reflect (1) cost synergies or anticipated costs to achieve anticipated cost synergies, except as indicated below, or (2) the impact of non-recurring items directly related to the Transactions.

($ in millions)	(unaudited) Scientific Games combined pro forma LTM ended (or as of) September 30, 2014(3)

Pro Forma Statement of operations data:
Revenue:
Instant games	$529.4
Services	1,272.5
Product sales	1,202.0

Total revenue	$3,003.9
Cost of instant games(1)	287.3
Cost of services(1)	367.1
Cost of product sales(1)	532.9
Selling, general and administrative	744.4
Research and development	251.6
Employee termination and restructuring	34.8
Depreciation and amortization	719.4

Operating income	$66.4
Interest expense	(649.6)
Loss from equity interest	(19.3)
Loss on early extinguishment of debt	(13.2)
Gain on sale of equity investment	14.5
Other income, net	12.0
Income tax benefit	82.3

Net loss from continuing operations	$(506.9)
Less net income attributable to noncontrolling interests	1.2

Net loss attributable to Scientific Games Corporation	$(508.1)

Other pro forma financial data:
Attributable EBITDA(2)	$1,023.8
Attributable EBITDA after anticipated cost savings(3)	$1,316.8
Capital expenditures(4)	$359.7
Capital expenditures after anticipated savings and adjustments(5)	$321.9
Total net debt(6)	8,440.6
Secured net debt(7)	5,340.6
Cash interest expense(8)	624.8
Attributable EBITDA after anticipated cost savings/cash interest expense	2.1x
Total net debt/attributable EBITDA after anticipated cost savings	6.4x
Secured net debt/attributable EBITDA after anticipated cost savings	4.1x

(1)   Exclusive of depreciation and amortization.

(2)   The following table reconciles net loss from continuing operations to attributable EBITDA, on a pro forma basis (including certain accounting reclassifications of certain game approval costs and other expenses from selling, general and administrative to depreciation and amortization to conform to Scientific Games' accounting policies, which were $22.2 million for the LTM, but excluding anticipated cost savings related to the Transactions):

($ in millions)	Scientific Games combined pro forma LTM ended September 30, 2014

Net loss from continuing operations	$(508.1)
Add: Employee termination and restructuring	34.8
Add: Other employee severance	0.8
Add: M&A/financing costs and charges (including purchase accounting)	37.2
Add: Legal contingencies and settlements	24.9
Add: Loss on early extinguishment of debt	13.2
Add: Depreciation and amortization	719.4
Less: Gain on sale of equity interest	(14.5)
Add: Other income, net	7.7
Add: Interest expense	649.6
Less: Income tax benefit	(82.3)
Add: Stock-based compensation	39.0
Add: EBITDA from equity investments	82.8
Add: Loss from equity investments	19.3

Attributable EBITDA	$1,023.8

(3)   Attributable EBITDA after anticipated cost savings represents attributable EBITDA assuming cost savings related to the WMS Acquisition (expected to be implemented by the end of 2015), the SHFL Acquisition (expected to be implemented by the end of 2014) and the Bally Acquisition (expected to be implemented within two years after the Bally Acquisition). Attributable EBITDA after anticipated cost savings gives effect to the anticipated synergies outlined below as if they had occurred on October 1, 2013. No assurance can be given that such synergies will be achieved in the time-frames we currently expect, or at all. In addition, attributable EBITDA after anticipated cost savings does not reflect the anticipated costs to achieve such cost savings.

The operational and other improvements described below and in other sections of Form 8-K reflect forward-looking statements based on management estimates. There are a variety of factors that impact our operational performance and the assumptions underlying management's estimates that are difficult to predict and subject to change, such as economic conditions, regulatory changes, industry conditions and other factors. The anticipated cost savings and additional operating profits are based on certain assumptions and our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions relating to our anticipated operational and other improvements could be inaccurate and, therefore, there can be no assurance that the anticipated cost savings will prove to be accurate. Any cost savings that we realize may differ materially from our estimates. In addition, the adjustments below do not give effect to the costs required achieve the anticipated cost synergies, including estimated operating costs of approximately $80 million and the anticipated $40 million in capital expenditures that we expect to incur in order to achieve the anticipated cost synergies in connection with the Bally Acquisition within two years of consummation thereof.

The presentation of attributable EBITDA after anticipated cost savings is not intended to forecast our full-year profits and should not be construed as management's outlook for any future period. Management has provided these additional adjustments so that investors can assess the potential impact of the operational and other improvements. Attributable EBITDA after anticipated cost savings is not a measurement of financial performance under GAAP. Certain of the anticipated cost savings may be included in the calculation of attributable EBITDA in accordance with certain covenants that govern the levels of indebtedness and liens that we are permitted to incur and have incurred under the Credit Agreement and the indentures governing the notes, the 2018 notes, the 2020 notes and the 2021 notes. For the definition of attributable EBITDA, see footnote 3 to "—Summary historical financial data—Scientific Games Corporation" above.

The following table reconciles attributable EBITDA to attributable EBITDA after anticipated cost savings on a pro forma basis:

($ in millions)	Scientific Games combined pro forma LTM ended September 30, 2014

Attributable EBITDA	$1,023.8
Add: Anticipated cost synergies from SG&A from the Bally Acquisition(a)	156.0
Add: Anticipated cost synergies from R&D from the Bally Acquisition(b)	43.0
Add: Anticipated cost synergies from COGS from the Bally Acquisition(c)	36.0
Add: Anticipated cost synergies from the WMS Acquisition(d)	53.0
Add: Anticipated cost synergies from the SHFL Acquisition(e)	5.0

Attributable EBITDA after anticipated cost savings	$1,316.8

(a)   Represents anticipated reduction in SG&A as a result of approximately $95.0 million of headcount-related savings, approximately $51.0 million of savings related to elimination of duplicative costs (for example, professional fees, facilities and public company costs) and approximately $10.0 million of savings related to savings from the increased purchasing power of the combined company, which we anticipate being fully implemented within two years following the Bally Acquisition, with approximately $137.0 million, or 88%, of these anticipated cost synergies expected to be fully implemented within one year following the Bally Acquisition.

(b)   Represents anticipated reduction in R&D expenses as a result of approximately $37.0 million of headcount-related savings, and approximately $6.0 million related to continued plans to leverage lower-cost facilities, improved processes resulting from implementing Agile software development methodologies and integrating existing game development studios, which we anticipate being fully implemented within two years following the Bally Acquisition, with approximately $32.0 million, or 74%, of these anticipated cost synergies fully implemented within one year following the Bally Acquisition.

(c)    Represents anticipated reduction in COGS expenses as a result of approximately $2.0 million of headcount-related savings, approximately $15.0 million related to plans to consolidate manufacturing facilities and approximately $19.0 million related to direct material spend savings from strategic sourcing initiatives, which we anticipate being fully implemented within two years following the Bally Acquisition, with approximately $21.0 million, or 58%, of these anticipated cost synergies fully implemented within one year following the Bally Acquisition.

(d)   Represents anticipated reduction in expenses as a result of elimination of duplicative costs, increased purchasing power, continued plans to leverage lower-cost facilities, improved processes and direct material spend savings from strategic sourcing initiatives and headcount-related savings and facility consolidation, which we commenced in October 2013 and expect to be fully implemented by the end of 2015.

(e)   Represents anticipated reduction in expenses as a result of headcount-related saving and other operational savings, which were commenced in November 2013 and are expected to be fully implemented by the end of 2014.

(4)   Includes additions to PP&E, gaming and lottery operations expenditures, and intangible assets expenditures.

(5)   Pro forma capital expenditures after anticipated capital expenditure savings and adjustments reflects (a) the assumed realization of $25 million of anticipated annual capital expenditure savings in gaming operations and PP&E, (b) excludes $12.8 million of capital expenditures by the Company and Bally during the LTM related to implementations of ERP solutions and certain real estate purchases and (c) does not reflect any capital expenditures expected to be incurred in connection with our efforts to achieve anticipated cost synergies or to complete the integration of the companies.

  The anticipated capital expenditure savings reflect forward-looking statements based on management estimates. There are a variety of factors that would impact our estimated capital expenditure savings and the assumptions underlying management's estimates are difficult to predict and subject to change. The anticipated capital expenditure savings are based on certain assumptions and our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions relating to the anticipated capital expenditure savings could be inaccurate and, therefore, there can be no assurance that the anticipated capital expenditure savings will prove to be accurate. Any capital expenditure savings that we realize may differ materially from our estimates. The presentation of capital expenditures after anticipated savings and adjustments is not intended to forecast our capital expenditures for any future period. Management has provided these additional adjustments so that investors can assess the potential impact of the anticipated capital expenditure improvements.

(6)   Total net debt is total aggregate principal amount of debt less cash and cash equivalents.

(7)   Secured net debt is equal to total net debt, less debt that is not secured by a lien.

(8)   Cash interest expense excludes amortization of debt issuance costs and original issue discount.

 Unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the following transactions:

•
the WMS Acquisition;
•
the SHFL Acquisition;
•
the Dragonplay Acquisition;
•
the Bally Acquisition;
•
the New Credit Facilities;
•
the Refinancing; and
•
this offering.

The following unaudited pro forma condensed combined financial statements have been derived by the application of pro forma adjustments to the historical audited and/or unaudited consolidated financial statements and/or financial information of Scientific Games, WMS, Bally, SHFL and Dragonplay. The following unaudited pro forma condensed combined financial statements gives effect to the WMS Acquisition, the SHFL Acquisition, the Dragonplay Acquisition and the Bally Acquisition under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations ("ASC 805"), with Scientific Games treated as the acquirer in the WMS Acquisition and the Bally Acquisition, and Bally treated as the acquirer in the SHFL Acquisition and Dragonplay Acquisition. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma adjustments that are (1) directly attributable to the WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition and the other Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Scientific Games and Bally as of September 30, 2014, and has been prepared to reflect the Bally Acquisition as if it occurred on September 30, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and the LTM combines the historical results of operations of Scientific Games, WMS, Bally, SHFL, and Dragonplay giving effect to the WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition and Transactions as if they occurred on January 1, 2013 (in the case of the year ended December 31, 2013) and October 1, 2013 (in the case of the LTM). The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 combines the historical results of operations of Scientific Games, Bally, and Dragonplay giving effect to the Transactions as if they occurred on January 1, 2013. The combined pro forma impacts of Bally's acquisition of SHFL and Dragonplay are reflected in the column "Bally Pro Forma" in the unaudited pro forma condensed combined financial statements and are herein referred to as "Bally Pro Forma."

The unaudited pro forma condensed combined statements of operations exclude the impact of Scientific Games' sale of its installed base of gaming machines in its pub business, which occurred on March 25, 2013, and is classified as discontinued operations in Scientific Games' historical financial statements. In addition, the unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the Transactions, including, but not limited to, the anticipated realization of anticipated operating synergies and certain costs expected to be incurred in connection with realizing the anticipated synergies and integration activities, including, but not limited to, costs in connection with integrating the operations of Scientific Games and Bally. However, the unaudited pro forma condensed combined statements of operations reflects operating synergies and certain charges, such as integration costs and restructuring charges, which Scientific Games may have recognized related to the WMS Acquisition and Bally may have recognized related to the SHFL Acquisition in their respective historical financial statements; no pro forma adjustment has been reflected to give effect to these actions taken by Scientific Games and Bally management related to the WMS Acquisition and SHFL Acquisition, respectively.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Scientific Games adjusted WMS' and Bally's assets acquired and liabilities assumed to their estimated fair values; and Bally adjusted SHFL's and Dragonplay's assets acquired and liabilities assumed to their estimated fair values. As of the date hereof, Bally has not finalized its valuation work necessary to arrive at the required estimates of the fair value of the Dragonplay net assets acquired and the related allocation of the purchase price is based on preliminary estimates. Also, as of the date hereof, Scientific Games has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Bally assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Bally's accounting policies to Scientific Games' accounting policies. A final determination of the fair value of Bally's assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Bally that exist as of the date of completion of the Bally Acquisition and, therefore, cannot be made prior to that date. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the industry, Scientific Games' historical experience, publicly available data and Scientific Games' due diligence review of Bally's business. Until the Bally Acquisition is completed, both companies are limited in their ability to share information with each other. Upon completion of the Bally Acquisition, valuation work will be performed and any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•
The accompanying notes to these unaudited pro forma condensed combined financial statements;

•
Our and Bally's financial statements and other information filed with the SEC;

•
WMS' financial statements and other information filed with the SEC; and

•
SHFL's financial statements and other information filed with the SEC.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013

						Historical
	Historical												(unaudited) Bally pro forma twelve months ended Dec. 31, 2013
					(unaudited) SGMS pro forma year ended Dec. 31, 2013		(unaudited) SHFL Jan. 1, 2013 to Oct. 31, 2013									(unaudited) Pro forma condensed combined year ended Dec. 31, 2013
($ in millions, except for per share data)	Year ended Dec. 31, 2013	(unaudited) WMS Jan. 1, 2013 to Oct. 18, 2013	Pro forma and other adjustments(2)			(unaudited) Bally Jan. 1, 2013 to Dec. 31, 2013		(unaudited) SHFL Nov. 1, 2013 to Nov. 24, 2013	Pro forma and other adjustments(3)		(unaudited) Dragonplay Jan. 1, 2013 to Dec. 31, 2013(4)			Pro forma and other adjustments(6)

Statement of operations data:
Revenue:
Instant games	$516.0	$—	$—		$516.0	$—	$—	$—	$—		$—		$—	$—		$516.0
Services	415.0	289.1	—		704.1	414.5	98.8	8.6	—		32.5		554.4	—		1,258.5
Product sales	159.9	298.5	—		458.4	643.5	156.3	4.4	—		—		804.2	—		1,262.6

Total revenue	1,090.9	587.6	—		1,678.5	1,058.0	255.1	13.0	—		32.5		1,358.6			3,037.1
Operating expenses:
Cost of instant games†	285.1	—	—		285.1	—	—	—			—		—			285.1
Cost of services†	203.1	67.1	(14.3)	(2)(a)	255.9	124.8	36.0	4.6	(4.2)	(3)(a)	9.1		170.3	(68.3)	(6)(a)(e)	357.9
Cost of product sales†	103.5	146.2	(13.0)	(2)(b)	236.7	248.7	56.8	3.2	(2.9)	(3)(b)	—		305.8	(0.7)	(6)(a)(e)	541.8
Selling, general and administrative	266.4	216.9	(74.0)	(2)(c)	409.3	307.7	84.7	27.1	(59.1)	(3)(c)(d)	12.6	(4)(a)	373.0	(22.8)	(6)(a)(e)	759.5
Research and development	26.0	93.1	(6.5)	(2)(d)	112.6	121.6	32.4	7.3	(9.3)	(3)(c)(d)	—		152.0	—		264.6
Employee termination and restructuring	22.7	—	—		22.7	—	—	—	—		—		—	—		22.7
Depreciation and amortization	202.4	105.3	43.0	(2)(e)	350.7	28.4	—	—	59.8	(3)(a)(b)(c)(e)	7.7	(4)(b)	95.9	234.8	(6)(a)(e)	681.4

Operating (loss) income	(18.3)	(41.0)	64.8		5.5	226.8	45.2	(29.2)	15.7		3.1		261.6	(143.0)		124.1
Other (expense) income:
Interest expense	(119.5)	(2.9)	(64.9)	(2)(f)	(187.3)	(25.2)	(0.9)	(1.0)	(59.4)	(3)(f)	—		(86.5)	(369.0)	(6)(c)	(642.8)
Earnings from equity investments	1.5	—	—		1.5	—	—	—	—		—		—	—		1.5
Loss on early extinguishment of debt	(5.9)	—	—		(5.9)	—	—	—	—		—		—	—		(5.9)
Other (expense) income, net	(1.1)	5.2	—		4.1	1.0	2.7	(0.7)	—		—		3.0	—		7.1

Total other (expense) income	(125.0)	2.3	(64.9)		(187.6)	(24.2)	1.8	(1.7)	(59.4)		—		(83.5)	(369.0)		(640.1)

Net (loss) income from continuing operations before income taxes	(143.3)	(38.7)	(0.1)		(182.1)	202.6	47.0	(30.9)	(43.7)		3.1		178.1	(512.0)		(516.0)
Income tax (expense) benefit	117.7	12.5	(12.5)	(2)(g)	117.7	(67.0)	(14.6)	10.1	15.4	(3)(g)	2.0	(4)(c)	(54.1)	62.6	(6)(d)	126.2

Net income (loss) from continuing operations	$(25.6)	$(26.2)	$(12.6)		$(64.4)	$135.6	$32.4	(20.8)	$(28.3)		$5.1		$124.0	$(449.4)		$(389.8)

Net income (loss) attributable to noncontrolling interests	—	—	—		—	0.8	—	—	—				0.8	—		0.8
Net income attributable to Scientific Games Corporation	$(25.6)	$(26.2)	$(12.6)		$(64.4)	$134.8	$32.4	$(20.8)	$(28.3)		$5.1		$123.2	$(449.4)		$(390.6)

Basic and diluted net loss per share:
Basic from continuing operations	$(0.30)															$(4.60)
Diluted from continuing operations:	$(0.30)															$(4.60)
Weighted average number of shares used in per share calculations:
Basic shares	85.0															85.0
Diluted shares	85.0															85.0

†         Exclusive of depreciation and amortization.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014

	Historical						(unaudited) Bally pro forma nine months ended September 30, 2014			(unaudited) Pro forma condensed combined nine months ended September 30, 2014
					(unaudited) Dragonplay six months ended June 30, 2014(4)
($ in millions, except per share data)	(unaudited) SGMS nine months ended September 30, 2014	(unaudited) Bally nine months ended September 30, 2014	Pro forma and other adjustments(3)					Pro forma and other adjustments(6)

Statement of operations data:
Revenue:
Instant games	$392.4	$—	$—		$—		$—	$—		$392.4
Services	538.9	396.4	—		16.6		413.0	—		951.9
Product sales	289.3	605.0	—		—		605.0	—		894.3

Total revenue	1,220.6	1,001.4	—		16.6		1,018.0	—		2,238.6
Operating expenses:
Cost of instant games†	212.5	—	—		—		—	—		212.5
Cost of services†	200.7	127.7	—		4.8		132.5	(60.9)	(6)(a)(e)	272.3
Cost of product sales†	161.2	242.2	(5.3)	(3)(b)	—		236.9	—		398.1
Selling, general and administrative	282.6	272.9	(7.0)	(3)(c)	4.7	(4)(a)	270.6	(27.8)	(6)(a)(b)(e)	525.1
Research and development	77.0	108.1	—		—		108.1	—		185.1
Employee termination and restructuring	12.4	—	—		—		—	—		12.4
Depreciation and amortization	290.5	62.4	2.7	(3)(b)(c)(e)	4.0	(4)(b)	69.1	175.0	(6)(a)(e)	534.6

Operating (loss) income	(16.3)	188.1	9.6		3.1		200.8	(86.3)		92.6
Other income (expense):
Interest expense	(142.9)	(58.9)	—		—		(58.9)	(285.7)	(6)(c)	(487.5)
Loss from equity investments	(7.8)	—	—		—		—	—		(7.8)
Loss on early extinguishment of debt	(25.9)	(7.3)	—		—		(7.3)	25.9	(6)(f)	(7.3)
Gain on sale of equity interest	14.5	—	—		—		—	—		14.5
Other income (expense), net	9.2	1.0	—		—		1.0	—		10.2

Total other expense, net	(152.9)	(65.2)	—		—		(65.2)	(259.8)		(477.9)

†      Exclusive of depreciation and amortization.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 (Continued)

	Historical						(unaudited) Bally pro forma nine months ended September 30, 2014			(unaudited) Pro forma condensed combined nine months ended September 30, 2014
					(unaudited) Dragonplay nine months ended September 30, 2014(4)
($ in millions, except per share data)	(unaudited) SGMS nine months ended September 30, 2014	(unaudited) Bally nine months ended September 30, 2014	Pro forma and other adjustments(3)					Pro forma and other adjustments(6)

Net (loss) income from continuing operations before income taxes	(169.2)	122.9	9.6		3.1		135.6	(346.1)		(379.7)
Income tax benefit (expense)	(18.0)	(54.1)	(5.4)	(3)(g)	0.3	(4)(c)	(57.2)	130.9	(6)(d)	55.7

Net income (loss) from continuing operations	$(187.2)	$68.8	$6.2		$3.4		$78.4	$(215.2)		$(324.0)
Net loss attributable to noncontrolling interests	—	0.4	—		—		0.4	—		0.4
Net income attributable to Scientific Games Corporation	$(187.2)	$68.4	$6.2		$3.4		$78.0	$(215.2)		$(324.4)

Basic and diluted net loss per share:
Basic from continuing operations	$(2.22)									$(3.84)
Diluted from continuing operations	$(2.22)									$(3.84)

Weighted average number of shares used in per share calculations:
Basic shares	84.5									84.5
Diluted shares	84.5									84.5

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the LTM

	Historical					Historical
																(unaudited) pro forma condensed combined LTM ended September 30, 2014
($ in millions, except for per share data)	(unaudited) SGMS LTM ended September 30, 2014	(unaudited) WMS October 1, 2013 to October 18, 2013	Pro forma and other adjustments(2)		(unaudited) SGMS pro forma LTM ended September 30, 2014	(unaudited) Bally LTM ended September 30, 2014	(unaudited) SHFL October 1, 2013 to October 31, 2013	(unaudited) SHFL November 1, 2013 to November 24, 2013	Pro forma and other adjustments(3)		(unaudited) Dragonplay October 1, 2013 to June 30, 2014(4)		(unaudited) Bally pro forma LTM ended September 30, 2014	Pro forma and other adjustments(6)

Statement of operations data:
Revenue:
Instant games	$529.4	$—	$—		$529.4	$—	$—	$—	$—		$—		$—	$—		$529.4
Services	706.2	18.3	—		724.5	504.2	10.2	8.6	—		25.0		548.0	—		1,272.5
Product sales	386.9	1.9	—		388.8	782.4	26.4	4.4	—		—		813.2	—		1,202.0

Total revenue	1,622.5	20.2	—		1,642.7	1,286.6	36.6	13.0	—		25.0		1,361.2	—		3,003.9
Operating expenses:
Cost of instant games†	287.3	—	—		287.3	—	—	—			—		—	—		287.3
Cost of services†	268.8	3.1	—		271.9	160.1	4.2	4.6	(1.7)	(3)(a)	7.2		174.4	(79.2)	(6)(a)(e)	367.1
Cost of product sales†	225.4	0.4	(13.0)	(2)(b)	212.8	315.0	8.6	3.2	(6.6)	(3)(b)	—		320.2	(0.1)	(6)(a)(e)	532.9
Selling, general and administrative	409.9	68.0	(53.6)	(2)(c)	424.3	363.9	9.4	27.1	(54.8)	(3)(c)(d)	8.0	(4)(a)	353.6	(33.5)	(6)(a)(b)(e)	744.4
Research and development	98.3	5.7	(0.4)	(2)(d)	103.6	140.8	3.7	7.3	(3.8)	(3)(c)(d)	—		148.0	—		251.6
Employee termination and restructuring	34.8	—	—		34.8	—	—	—	—		—		—	—		34.8
Depreciation and amortization	381.8	6.7	4.0	(2)(e)	392.5	74.1	—	—	14.2	(3)(a)(b)(c)(e)	5.8	(4)(a)(b)	94.1	232.8	(6)(a)(e)	719.4

Operating (loss) income	(83.8)	(63.7)	63.0		(84.5)	232.7	10.7	(29.2)	52.7		4.0		270.9	(120.0)		66.4
Other (expense) income:
Interest expense	(187.1)	(0.1)	(3.9)	(2)(f)	(191.1)	(70.7)	(0.1)	(1.0)	(10.0)	(3)(f)	—		(81.8)	(376.7)	(6)(c)	(649.6)
Loss from equity investments	(19.3)	—	—		(19.3)	—	—	—	—		—		—	—		(19.3)
Loss on early extinguishment of debt	(31.8)	—	—		(31.8)	(7.3)	—	—	—		—		(7.3)	25.9	(6)(f)	(13.2)
Gain on sale of equity interest	14.5	—	—		14.5	—	—	—	—		—		—	—		14.5
Other (expense) income, net	8.9	0.7	—		9.6	2.3	0.8	(0.7)	—		—		2.4	—		12.0

Total other (expense) income, net	(214.8)	0.6	(3.9)		(218.1)	(75.7)	0.7	(1.7)	(10.0)		—		(86.7)	(350.8)		(655.6)

Net (loss) income from continuing operations before income taxes	(298.6)	(63.1)	59.1		(302.6)	157.0	11.4	(30.9)	42.7		4.0		184.2	(470.8)		(589.2)
Income tax benefit (expense)	110.9	15.5	(15.5)	(2)(g)	110.9	(66.1)	(5.3)	10.1	(15.2)	(3)(g)	0.8	(4)(c)	(75.7)	47.1	(6)(d)	82.3

Net income (loss) from continuing operations	$(187.7)	$(47.6)	$43.6		$(191.7)	$90.9	$6.1	$(20.8)	$27.5		$4.8		$108.5	$(423.7)		$(506.9)

Net income (loss) attributable to noncontrolling interests	—	—	—		—	1.2	—	—	—		—		1.2	—		1.2

Net income attributable to Scientific Games Corporation	$(187.7)	$(47.6)	$43.6		$(191.7)	$89.7	$6.1	$(20.8)	$27.5		$4.8		$107.3	$(423.7)		$(508.1)

Basic and diluted net loss per share:
Basic from continuing operations	$(2.22)															$(6.01)
Diluted from continuing operations	$(2.22)															$(6.01)
Weighted average number of shares used in per share calculations:
Basic shares	84.6															84.6
Diluted shares	84.6															84.6

†         Exclusive of depreciation and amortization.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

 Unaudited pro forma condensed combined balance sheet
as of September 30, 2014

					(Unaudited) Pro forma condensed combined as of September 30, 2014
	Historical
(in millions)	(unaudited) SGMS as of September 30, 2014	(unaudited) Bally as of September 30, 2014	Pro forma and other adjustments(6)

ASSETS
Current assets:
Cash and cash equivalents	$132.5	$74.4	$(76.0)	(6)(g)	$130.9
Restricted cash	12.1	14.1	—		26.2
Accounts receivable, net	297.3	289.9	(6.6)	(6)(e)	580.6
Notes receivable, net	128.1	—	6.6	(6)(e)	134.7
Inventories	170.9	96.9	16.8	(6)(h)	284.6
Deferred income taxes, current portion	36.2	37.5	(6.3)	(6)(o)	67.4
Prepaid expenses, deposits and other current assets	72.9	70.1	—		143.0

Total current assets	850.0	582.9	(65.5)		1,367.4
Property and equipment, net	739.6	192.1	92.4	(6)(i)	1,024.1
Restricted long-term cash and investments	—	19.2	—		19.2
Long-term notes receivable	55.5	43.6	—		99.1
Goodwill	1,168.7	1,016.7	1,990.7	(6)(j)	4,176.1
Intangible assets, net	500.3	515.9	1,438.2	(6)(k)	2,454.4
Software, net	306.8	—	—		306.8
Equity investments	298.7	—	—		298.7
Other assets	119.3	63.9	95.5	(6)(l)	278.7

Total assets	$4,038.9	$2,434.3	$3,551.3		$10,024.5

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Debt payments due within one year	$30.9	$38.4	$(23.8)	(6)(m)	$45.5
Accounts payable	94.3	41.5	—		135.8
Accrued liabilities	266.9	151.5	6.1	(6)(n)	424.5

Total current liabilities	392.1	231.4	(17.7)		605.8
Deferred income taxes	146.6	113.7	354.7	(6)(o)	615.0
Other long-term liabilities	216.1	57.1	—		273.2
Long-term debt, excluding current installments	3,178.4	1,842.7	3,438.2	(6)(m)	8,459.3

Total liabilities	3,933.2	2,244.9	3,775.2		9,953.3
Commitments and contingencies
Stockholders' equity:
Class A common stock	1.0	6.6	(6.6)	(6)(p)	1.0
Additional paid-in capital	736.6	604.2	(604.2)	(6)(p)	736.6
Retained earnings (accumulated loss)	(423.6)	773.7	(809.2)	(6)(p)	(459.1)
Treasury stock, at cost	(175.2)	(1,161.9)	1,161.9	(6)(p)	(175.2)
Accumulated other comprehensive income	(33.1)	(34.2)	34.2	(6)(p)	(33.1)

Total Scientific Games stockholders' equity	105.7	188.4	(223.9)		70.2
Noncontrolling interests	—	1.0	—		1.0

Total stockholders' equity	105.7	189.4	(223.9)		71.2

Total liabilities and stockholders' equity	$4,038.9	$2,434.3	$3,551.3		$10,024.5

See accompanying notes to the unaudited pro forma condensed combined financial statements.

 Notes to the unaudited pro forma condensed combined financial statements

1.     Description of transaction and basis of presentation

On August 1, 2014, Scientific Games entered into the Merger Agreement, under the terms of which Bally stockholders will have the right to receive $83.30 per outstanding share of Bally in cash, without interest. At the closing of the Bally Acquisition, any Bally stock option that is outstanding and has not yet been exercised will immediately be cancelled and the holder of such option will be paid the excess, if any, of $83.30 per share over the per share exercise price, multiplied by the number of shares subject to the option, without interest and less any required withholdings. Scientific Games is required to fund such amounts in full on or before the closing.

In addition, at the closing of the Bally Acquisition, all Bally equity-based performance units and RSUs granted prior to the date of the Merger Agreement will immediately be cancelled and the holders of such awards will be entitled to receive a cash payment in the amount of $83.30 multiplied by the number of shares subject to such awards (assuming maximum performance achievement as it relates to the Bally performance units), without interest and less any required withholdings. Scientific Games is required to fund such amounts in full on or before the closing.

Equity awards permitted to be granted by Bally following the date of the Merger Agreement will not be cancelled but will be converted into equivalent Scientific Games RSUs using a customary exchange ratio of Bally's stock price to Scientific Games' stock price on the closing date.

Additionally, the unaudited pro forma condensed combined balance sheet as of September 30, 2014 includes a $6.1 million liability related to payments of retention and/or increased severance amounts expected to be paid to certain of Bally's executive officers and other employees for pre-combination services according to employment contracts. Also, certain executives will receive retention bonus awards that are payable on the six month anniversary of the consummation of the Bally Acquisition, subject to the executives continued employment through such date, provided that the executive's employment is terminated without "cause" or for "good reason" prior to the six month anniversary of the consummation of the Bally Acquisition. These retention bonus awards in the amount of $2.7 million will be recognized as post-combination expense. The post-combination expense has been excluded from the unaudited pro forma condensed combined statement of operations as it is not expected to have a continuing impact on Scientific Games' operations.

The WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition and Bally Acquisition are reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations ("ASC 805"), with Scientific Games treated as the accounting and legal acquirer in the WMS Acquisition and the Bally Acquisition; and Bally treated as the legal and accounting acquirer in the SHFL Acquisition and the Dragonplay Acquisition. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various estimates. The fair values of the assets acquired and the liabilities assumed in the WMS

Acquisition and the SHFL Acquisition are finalized; and as of the date hereof, Bally has not finalized its valuation work necessary to arrive at the required estimates of the fair value of the Dragonplay net assets acquired and the related allocation of the purchase price is based on preliminary estimates. Also, the estimates for the Bally Acquisition are based on key assumptions related to the acquisition, including reviews of publicly disclosed allocations for other acquisitions in the industry, Scientific Games' historical experience, publicly available data and Scientific Games' due diligence review of Bally's business. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Bally Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the fair market value of actual net tangible and intangible assets and liabilities of Bally at the closing date of the Bally Acquisition.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Scientific Games and Bally have applied the guidance in ASC 820, Fair Value Measurements and Disclosures ("ASC 820"), which establishes a framework for measuring fair value in each of its respective acquisitions. In accordance with ASC 820, fair value is an exit price and is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The historical financial information of Scientific Games, WMS, Bally and SHFL has been prepared in accordance with GAAP. Scientific Games and Bally historical financial information was derived from their audited and unaudited financial statements; WMS' historical financial information was derived from a combination of its audited and/or unaudited financial statements and unaudited financial information from October 1, 2013 to its date of its acquisition; and SHFL's historical financial information was derived from a combination of its audited and/or unaudited financial statements and unaudited financial information from November 1, 2013 to its date of acquisition. The historical financial statements for Dragonplay have been prepared in accordance with generally accepted accounting principles in Israel ("Israeli GAAP"). Any measurement differences in applying accounting principles between Israeli GAAP and U.S. GAAP as they apply to Dragonplay would not be considered material to the pro forma condensed combined statement of operations. The combined pro forma impacts of Bally's acquisition of SHFL and Dragonplay are reflected in the column "Bally Pro Forma" in the unaudited pro forma condensed combined statements of operations for the periods presented and are herein referred to as "Bally Pro Forma."

The unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP and with respect to the unaudited pro forma balance sheet as of September 30, 2014 and the unaudited pro forma statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014, pursuant to Article 11 of Regulation S-X under the Securities Act. The pro forma financial position and results of operations of the consolidated companies are based upon the historical information of the respective companies after giving effect to the Transactions and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on September 30, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and the LTM combines the historical results of operations of Scientific Games, WMS, Bally, SHFL, and Dragonplay giving effect to the Transactions as if they occurred on January 1, 2013. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 combines the historical results of operations of Scientific Games, Bally, and Dragonplay giving effect to the the Transactions as if they occurred on January 1, 2013.

The unaudited pro forma condensed combined financial information does not reflect cost savings that Scientific Games expects to achieve as a result of the Bally Acquisition or the costs necessary to achieve these anticipated costs savings.

2.     Pro forma adjustments related to the WMS Acquisition

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the WMS Acquisition are as follows:

a)
Cost of services—In accordance with GAAP and Scientific Games' accounting policies, expense related to long-term license agreements with minimum guarantees historically accounted for as cost of services by WMS has been reclassified to amortization expense within the D&A line item on the statements of operations. The reclassification adjustment is $14.3 million for the year ended December 31, 2013.

b)
Cost of product sales—Adjustment reverses the impact of purchase accounting adjustments on the carrying value of WMS' finished goods inventory as this amount is directly related to the WMS Acquisition and not expected to have a continuing impact on Scientific Games' operations. The adjustment is $13.0 million for the year ended December 31, 2013 and the LTM.

c)
SG&A—Adjustment removes the acquisition-related fees and expenses of $74.0 million and $53.6 million for the year ended December 31, 2013 and the LTM, respectively, as such amounts are directly attributable to the WMS Acquisition and will not have a continuing impact on Scientific Games' operations.

d)
R&D—Adjustment reclassifies amortization of WMS' gaming laboratory testing fees within the R&D line item to amortization expense within the D&A line item, in accordance with Scientific Games' presentation, in the amount of $6.5 million and $0.4 million for the year ended December 31, 2013 and the LTM, respectively.

e)
D&A—Upon the completion of the WMS Acquisition, the carrying values of WMS' tangible and intangible assets were adjusted to their estimated fair value. The estimated useful lives for the respective assets are commensurate with the time period expected for their benefit. The D&A expense for the assets acquired is as follows (in millions):

Property and equipment, net	Estimated useful lives (years)	Estimated fair value	Year ended December 31, 2013	LTM

Land	Indefinite	$14.9	$—	$—
Real property	41	101.1	2.7	2.7
Gaming machines and personal property	3 - 7	326.0	90.9	90.9

Total		$442.0	$93.6	$93.6
Intangibles:
Tradenames	Indefinite	$66.0	$—	$—
Product names	10	39.3	3.9	3.9
Customer relationships	4 - 15	131.5	15.1	15.1
Intellectual property	4 - 10	201.2	46.4	46.4
Long-term licenses	2 - 5	88.2	24.4	24.4

Total		$526.2	$89.8	$89.8

Total depreciation and amortization			183.5	183.5
Less: WMS historical depreciation and amortization			(105.3)	(6.7)

Less: Historical WMS depreciation and amortization recorded in SGMS operations			(35.2)	(172.8)

Pro forma adjustment to depreciation and amortization			$43.0	$4.0

f)
Interest expense—Adjustment to record the additional interest expense that would have been incurred during the historical periods presented assuming the credit facilities entered into in connection with the WMS Acquisition were in place as of January 1, 2013. The additional interest expense related to the credit facilities has been computed using (1) the LIBOR rate (taking into account the 1% floor contemplated by the credit facilities but not reflecting financial instruments executed by Scientific Games for interest rate hedging purposes (but not yet effective)) plus 3.25% applied to the term loan facility of $2.3 billion, (2) the amortization of debt discount of $11.5 million over the term of the credit facilities, (3) the amortization of the incremental deferred financing fees of approximately $77.7 million associated with the credit facilities over their term; and (4) the removal of historical interest associated with borrowings under the prior credit facilities of Scientific Games and WMS, which were repaid in connection with the WMS Acquisition.

g)
Income tax (expense) benefit—Adjustment of $12.5 million for the year ended December 31, 2013 and $15.5 million for the LTM to reverse the U.S. tax expense of WMS under the assumption that the U.S. taxable income of WMS for such periods presented would have been offset by U.S. tax attributes of Scientific Games.

3.     Pro forma adjustments related to the SHFL Acquisition

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the SHFL Acquisition are as follows:

a)
Cost of services—Adjustments represent (1) the reclassification of amortization of intangible assets from cost of services to D&A of $4.7 million and $1.7 million for the year ended December 31, 2013 and the LTM, respectively; (2) the incremental depreciation expense calculated from the step-up of the leased assets of $0.7 million for the year ended December 31, 2013 and $0.1 million for the LTM; and (3) the removal of SHFL's equity acceleration expense of $0.2 million included in cost of services for the year ended December 31, 2013 and the LTM, respectively, as such amounts are directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results.

b)
Cost of product sales—Adjustment of $2.9 million, $5.3 million and $6.6 million for the year ended December 31, 2013, the nine months ended September 30, 2014 and the LTM, respectively, primarily related to the reclassification of amortization of intangible assets from cost of product sales to D&A, and the cost of product sales impact from the acquired inventory of SHFL.

c)
SG&A—Adjustments represent (1) the removal of the acquisition-related fees and expenses of $44.5 million, $7.0 million and $39.8 million for the year ended December 31, 2013, the nine months ended September 30, 2014 and the LTM, respectively, as such amounts are directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results; (2) the reclassification of historical depreciation expense and amortization expense from SG&A to D&A of $11.8 million and $7.0 million for the year ended December 31, 2013 and the LTM, respectively; (3) the reclassification of regulatory product approval expenses from R&D to SG&A of $6.8 million and $1.6 million for the year ended December 31, 2013 and the LTM, respectively; (4) and the removal of SHFL's equity acceleration expense of $9.6 million included in SG&A for the year ended December 31, 2013 and the LTM, as such amounts are directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results.

d)
R&D—Adjustments represent (1) the reclassification of regulatory product approval expenses from R&D to SG&A of $6.8 million and $1.6 million for the year ended December 31, 2013 and the LTM, respectively; (2) the reclassification of historical D&A from R&D to D&A of $0.4 million and $0.1 million for the year ended December 31, 2013 and the LTM, respectively; and (3) the removal of SHFL's equity acceleration expense of $2.1 million included in R&D for the year ended December 31, 2013 and the LTM, as such amounts are directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results.

e)
D&A—Upon the completion of the SHFL Acquisition, the carrying values of SHFL's tangible and intangible assets were adjusted to their estimated fair value. The estimated useful lives for the respective assets are commensurate with the time period expected for their benefit. The D&A expense for the assets acquired is as follows (in millions):

Property and equipment, net	Estimated useful lives (years)	Estimated fair value	Year ended Dec. 31, 2013	Nine months ended Sept. 30, 2014	LTM

Land	Indefinite	$4.7	$—	$—	$—
Buildings and leasehold improvements	5 - 40	17.8	2.5	—	0.7
Furniture, fixtures and equipment	3 - 7	9.0	1.3	—	0.4

Total		$31.5	$3.8	—	$1.1
Intangibles:
Computer software	2 - 3	$2.7	$1.1	$0.8	$1.1
Core technology and content (1)	4 - 18	458.0	47.4	35.5	47.4
Customer relationships	7	43.0	6.1	4.6	6.1
Trademark	5	7.0	1.4	1.1	1.4

Total		510.7	56.0	42.0	56.0

Total depreciation and amortization			59.8	42.0	57.1
Less: Historical SHFL depreciation and amortization recorded in Bally operations			—	(39.3)	(42.9)

Pro forma adjustment to depreciation and amortization			$59.8	$2.7	$14.2

(1)   Includes $46.0 million of in-process research and depreciation assets that are not yet subject to amortization until they reach commercial feasibility.

f)
Interest expense—Adjustment records the additional interest expense that would have been incurred during the historical periods presented assuming Bally's Term Loan B was in place and additional borrowings were made on Bally's existing revolving credit facility as of January 1, 2013. The additional interest expense related to (1) Bally's Term Loan B interest computed using the LIBOR rate (taking into account the 1% floor) plus 3.25%, (2) the additional $330.0 million of borrowings under Bally's existing revolving credit facility taking into consideration an increased interest rate differential and (3) the amortization of debt issuance costs and original issue discount over the term of Bally's Term Loan B.

g)
Income tax (expense) benefit—Adjustment reflects the tax effects of the pro forma adjustments made to the unaudited condensed combined pro forma statement of operations calculated at the statutory rates in effect in each significant jurisdiction for the periods presented.

4.     Preliminary pro forma adjustments related to the Dragonplay Acquisition

The historical financial statements for Dragonplay have been prepared in accordance with Israeli GAAP and reported in U.S. dollars. Any measurement differences in applying accounting principles between Israeli GAAP and U.S. GAAP as they apply to Dragonplay would not be considered material to the pro forma condensed combined statement of operations.

Note that the column "Dragonplay" on the unaudited pro forma condensed combined statements of operations includes the historical results of Dragonplay, as well as pro forma adjustments related to the Bally's acquisition of Dragonplay. The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations related to the Dragonplay Acquisition are as follows:

a)
SG&A—Amount includes an adjustment for the removal of the acquisition-related fees and expenses of $2.0 million for the nine months ended September 30, 2014 and the LTM, respectively, as such amounts are directly attributable to the Dragonplay Acquisition and will not have a continuing impact on the combined results.

b)
D&A—Upon the completion of the Dragonplay Acquisition, the carrying values of Dragonplay's tangible and intangible assets were adjusted to their estimated fair value. The pro forma adjustment to depreciation and amortization expense of $7.7 million, $4.0 million and $5.8 million for the year ended December 31, 2013, the nine months ended September 30, 2014, and the LTM, respectively, represents additional amortization expense associated with the $34.1 million change in fair value of acquired identifiable intangible assets. The amortizable intangible assets relate primarily to core technology and content that will be amortized on a straight-line basis over an estimated useful life of five years. The estimated useful lives for the respective acquired intangible assets are commensurate with the time period expected for their benefit.

c)
Income tax (expense) benefit—Adjustment reflects the tax effects of the pro forma adjustments made to the unaudited pro forma condensed combined statement of operations calculated at the statutory rates in effect in each significant jurisdiction for the time periods presented.

5.     Preliminary consideration transferred and preliminary fair value of net assets acquired related to the Bally Acquisition

The Bally Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

Based on (1) the number of shares of Bally common stock outstanding as of September 30, 2014 and (2) the number of stock options, RSUs, restricted shares and performance units that are vested and outstanding at September 30, 2014, the total consideration paid to Bally shareholders would have been approximately $3.2 billion. Changes in the number of Bally's outstanding shares of common stock or stock options, RSUs, restricted shares and performance units could result in material differences in the consideration and, thus, the purchase price and related purchase price allocation. At the effective time of the Bally Acquisition, each outstanding share of Bally common stock will be cancelled and converted into the right to receive $83.30 in cash, without interest.

The following is a preliminary estimate of the consideration to be paid by Scientific Games in the Bally Acquisition (in millions):

Cash transferred ($83.30 × 37,842,318 shares of Bally common stock outstanding excluding restricted shares)	$3,152.3
Payments in respect of vested Bally stock options, RSUs, restricted shares and performance units, inclusive of tax(1)	31.8

Total estimated value of consideration transferred	$3,184.1

(1)   The total estimated payment in respect of outstanding stock options, RSUs restricted shares, and performance units, inclusive of tax, is $93.5 million, $31.8 million of which relates to the vested portion of these awards and has been treated as part of the total merger consideration. The remaining payment of $61.7 million is in respect of unvested equity awards that will be accelerated upon the closing of the transaction and has been treated as post-combination expense in these pro forma financial statements and not part of the total merger consideration.

The following is a summary of the preliminary estimated fair values of the net assets acquired (in millions):

Total estimated value of consideration transferred	$3,184.1

Cash and cash equivalents	88.5
Accounts receivable, net	289.9
Inventories	113.7
Deferred income taxes, current portion	31.2
Prepaid expenses, deposits and other current assets	70.1
Property and equipment, net	284.5
Restricted long-term cash and investments	19.2
Intangible assets, net	1,954.1
Other assets	82.1

Total Assets	$2,933.3
Debt payments due within one year	1,887.9
Accounts payable	41.5
Accrued liabilities	157.6
Deferred income taxes	612.5
Other long-term liabilities	57.1

Net assets to be acquired	$176.7

Goodwill	$3,007.4

Scientific Games has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Bally Acquisition. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Bally Acquisition. Scientific Games anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, PP&E, core technology and content, customer relationships, trademarks, other potential intangible assets, and deferred revenue. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

For purposes of these unaudited pro forma condensed combined financial statements and the preliminary purchase accounting allocation, management assumed that the $43.5 million carrying value of Bally's deferred revenue balance at September 30, 2014 approximated its fair value. Upon closing of the Bally Acquisition, Scientific Games will record the assumed deferred revenue at its acquisition date fair value, which will represent Scientific Games future performance obligation. The process of determining the fair value of the deferred revenues can result in a significant downward adjustment; the revenues associated with this potential downward adjustment will not be recognized by Scientific Games post-Bally Acquisition.

The final consideration, and amounts allocated to assets acquired and liabilities assumed in the Bally Acquisition could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Bally Acquisition from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Bally Acquisition. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

6.     Preliminary pro forma adjustments related to the Transactions

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the (1) Bally Acquisition, (2) the contemplated borrowings under the New Credit Facilities in connection with the Bally Acquisition, (3) the Refinancing (4) the offering and sale of the notes contemplated hereby and (5) the purchase and redemption of the 2019 notes and the issuance of the 2021 notes in 2014 are as follows:

a)
D&A—Adjustment reflects (1) the preliminary depreciation and amortization expense associated with the fair value of the tangible and intangible assets acquired in relation to the Bally Acquisition of $143.0 million, $97.6 million, and $131.3 million for the year ended December 31, 2013, the nine months ended September 30, 2014 and the LTM, respectively; (2) the reclassification of historical Bally depreciation expense from cost of services to depreciation and amortization of $68.3 million, $60.9 million and $79.2 million for the year ended December 31, 2013, the nine months ended September 30, 2014 and the LTM, respectively; (3) the reclassification of historical Bally depreciation expense from cost of product sales to depreciation and amortization of $0.7 million and $0.1 million for the year ended December 31, 2013 and the LTM, respectively; and (4) the reclassification of regulatory product approval expenses from SG&A to D&A of $22.8 million, $16.5 million, and $22.2 million for the year ended December 31, 2013, the nine months ended September 30, 2014 and the LTM, respectively.

  Depreciation expense has been estimated based upon the nature of activities associated with the property and equipment assets acquired. With other assumptions held constant, a

  10% increase in the fair value adjustment for PP&E would increase annual pro forma D&A expense by approximately $12.4 million.

Property and equipment, net	Estimated useful life (years)	Preliminary fair value	Year ended December 31, 2013	Nine months ended September 30, 2014	LTM

Land and land improvements	Indefinite	$11.8	$—	$—	$—
Buildings and leasehold improvements	5 - 40	25.7	1.1	0.9	1.1
Other gaming equipment	4	30.6	7.7	5.7	7.7
Furniture, fixtures, and equipment	3 - 7	25.1	5.0	3.8	5.0
Leased gaming equipment	1 - 3	191.3	95.6	71.7	95.6

Total		$284.5	$109.4	82.1	$109.4
Less: Bally Pro Forma depreciation and amortization expense			(82.1)	(73.9)	(96.4)
Pro forma adjustment to depreciation and amortization			$27.3	$8.2	$13.0

  The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $19.5 million.

Intangible assets, net	Estimated useful life (years)	Preliminary fair value	Year ended December 31, 2013	Nine months ended September 30, 2014	LTM

Trademarks	Indefinite	$220.0	$—	$—	$—
Trademarks	5 - 10	133.0	13.3	10.0	13.3
Core technology and content	4 - 8	1,150.0	143.8	107.8	143.8
Customer relationships	1 - 12	451.1	37.6	28.2	37.6

Total		$1,954.1	$194.7	$146.0	$194.7
Less: Bally Pro Forma amortization expense			(79.0)	(56.6)	(76.4)

Pro forma adjustment to depreciation and amortization			$115.7	$89.4	$118.3

b)
SG&A—Amount includes an adjustment for the removal of the acquisition-related fees and expenses of $11.3 million for the nine months ended September 30, 2014 and the LTM, as such amounts are directly attributable to the Bally Acquisition and will not have a continuing impact on the combined results.

c)
Interest expense—Adjustment reflects the additional interest expense that would have been incurred during the historical periods presented assuming the applicable Transactions had occurred as of January 1, 2013. Adjustment additionally reflects the interest expense impact of Scientific Games' June 2014 issuance of the 2021 notes and subsequent purchase and redemption of the 2019 notes, assuming such transactions occurred as of January 1, 2013. Refer to Note 6, adjustment (e) below for further discussion.

  The additional interest expense for the amendment under the Credit Agreement, Refinancing and the notes offered hereby is as follows (in millions):

Composition of new debt and related interest expense	Weighted average interest rate(1)	Debt	Year ended December 31, 2013	Nine months ended September 30, 2014	LTM

Total new debt and related interest expense—see Note 6 adjustment (m)	7.47%	$5,350.0	$399.6	$299.7	$399.6
Amortization of new debt issuance costs(2)			24.8	18.6	24.8

Total			$424.4	$318.3	$424.4
Incremental interest expense on existing Term Loan			40.0	30.0	40.0
Incremental revolver commitment fee			0.3	0.2	0.3
Less: Net interest expense decrease resulting from June 2014 issuance of 2021 notes and purchase and redemption of 2019 notes—see Note 6 adjustment (e)			(9.2)	(3.9)	(6.2)
Less: Bally pro forma interest expense			(86.5)	(58.9)	(81.8)

Pro forma adjustment to interest expense			$369.0	$285.7	$376.7

(1)   A change of 1/8% (12.5 basis points) in the interest rate would result in a $6.7 million change in annual interest expense.

(2)   Debt issuance costs estimated to be incurred in conjunction with the applicable Transactions have been amortized on a straight-line basis over the term of the respective debt instrument for the purposes of calculating the net pro forma adjustment to interest expense. Any differences in pro forma interest expense calculated using effective interest amortization vs. straight-line amortization are deemed to be immaterial.

d)
Income tax (expense) benefit—Adjustment reflects the tax effects of the pro forma adjustments made to the pro forma statement of operations calculated at the statutory rates in effect in each significant jurisdiction for the time periods presented. This rate does not reflect Scientific Games' effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. Fair value and other adjustments effective at the closing of the Bally Acquisition could be different based on factors including but not limited to tax rates, valuation differences, further information on taxes by jurisdiction, or other factors.

  Also, in fiscal year 2013, Scientific Games recorded a net income tax benefit of $131.1 million related to the net deferred tax liabilities recognized in conjunction with the WMS Acquisition. After considering the net deferred tax liabilities acquired as a result of the WMS Acquisition and the U.S. historical net loss recorded as of December 31, 2013, a partial release of the valuation allowance on Scientific Games' net U.S. deferred tax assets was recorded which resulted in an income tax benefit of $131.1 million. The pro forma adjustment to income tax (expense) benefit also reflects the reversal of the income tax benefit of $131.1 million recognized during the year ended December 31, 2013 and the LTM in connection with the partial release of the valuation allowance. This amount has been reversed from the statements of operations for the respective periods presented as this amount is directly related to the WMS Acquisition and is not expected to have a continuing impact on Scientific Games' operations.

e)
Reclassifications—The historical consolidated financial statements of Bally presented herein have been adjusted by reclassifying certain line items in order to conform to Scientific Games' financial statement presentation. In addition, Scientific Games performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Scientific Games and Bally, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Scientific Games involved a review of Bally's publicly disclosed summary of significant accounting policies, including those disclosed in Bally's Annual Report on Form 10-K for the year ended June 30, 2014 and preliminary discussion with Bally management regarding Bally's significant accounting policies to identify material adjustments. While Scientific Games expects to engage in additional discussion with Bally's management and continue to evaluate the impact of Bally's accounting policies on its historical results after completion of the Bally Acquisition, Scientific Games' management does not believe there are any significant differences in the accounting policies of Bally and Scientific Games not reflected herein that will result in material adjustments to Bally's consolidated financial statements as a result of conforming Bally's accounting policies to those of Scientific Games.

f)
Loss on early extinguishment of debt—In June 2014, SGI issued $350 million in aggregate principal amount of its 2021 notes and subsequently purchased and redeemed its 2019 notes. The purchase and redemption of the 2019 notes were funded, in part, with the net proceeds from the issuance of the 2021 notes. In connection with the purchase and redemption of the 2019 notes, Scientific Games recorded a loss on early extinguishment of debt of $25.9 million. The pro forma adjustment is to remove the impact of the $25.9 million loss for the nine months ended September 30, 2013 and the LTM as such amount is directly attributable to the purchase and redemption of the 2019 notes and is not expected to have a continuing impact on Scientific Games' operations.

g)
Cash and cash equivalents—Adjustment reflects the preliminary net adjustment to cash in connection with the Bally Acquisition (in millions):

Cash paid to settle outstanding Bally common shares	$(3,152.3)
Repayment of Bally debt	(1,887.9)
Payment in respect of Bally stock options, RSUs performance units and restricted shares, inclusive of tax	(93.5)
Payment of Transaction-related fees and expenses	(292.3)
Proceeds from issuance of notes offered hereby and additional borrowings (see pro forma footnote Note 6 adjustment (m) below)	5,350.0

Pro forma adjustment to cash and cash equivalents	$(76.0)

  Components of the adjustment include (1) a decrease in cash resulting from payment of the cash component of the consideration for the Bally Acquisition; (2) a decrease in cash related to the repayment of Bally's debt; (3) a decrease in cash related to the payment of Bally outstanding stock options, RSUs, performance units and restricted shares, inclusive of tax; (4) estimated Transaction-related fees and expenses of $292.3 million, consisting of financing fees of $241.3 million, of which an estimated $175.5 million will be capitalized, and advisory costs of $51.0 million, expected to be incurred in connection with the Bally Acquisition; and (5) an increase in cash resulting from the notes offered hereby, the contemplated borrowings under the New Credit Facilities in connection with the Bally Acquisition comprised of $200.0 million of borrowings under the incremental revolving credit facility and $2.0 billion of borrowings under the incremental term loan facilities. In addition, we anticipate incurring an additional $250.0 million of incremental term loans under the Credit Agreement in connection with the Bally Acquisition.

h)
Inventories—Adjustment reflects the preliminary estimated fair value adjustment to inventory acquired in the Bally Acquisition. As the raw materials inventory was assumed to be at market value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of finished goods inventory to be acquired in the Bally Acquisition was determined based on an analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. The preliminary fair value of work-in-process inventory also considered costs to complete inventory and estimated profit on these costs. The unaudited pro forma condensed combined statements of operations do not reflect the impact of the increase to cost of product sales of $16.8 million of the estimated purchase accounting adjustment as this amount is directly related to the Bally Acquisition and is not expected to have a continuing impact on Scientific Games' operations.

i)
Property and equipment, net—Adjustment reflects the preliminary fair market value related to the change in fair value of PP&E recorded in relation to the Bally Acquisition. Refer to pro forma footnote Note 6 adjustment (a) above for details related to the estimated fair value of property and equipment. The preliminary amounts assigned to property and equipment are as follows (in millions):

Estimated fair value	$284.5
Less: Bally book value of property and equipment, net	(192.1)

Pro forma adjustment to property and equipment, net	$92.4

j)
Goodwill—Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Bally Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in pro forma footnote Note 5. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, Scientific Games will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Bally. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows (in millions):

Preliminary purchase price	$3,184.1
Less: Fair value of net assets to be acquired	(176.7)

Total estimated goodwill	3,007.4
Less: Bally book value of goodwill	(1,016.7)

Pro forma adjustment to goodwill	$1,990.7

k)
Intangible assets, net—Adjustment reflects the preliminary fair market value related to the change in fair value of identifiable intangible assets acquired in relation to the Bally Acquisition. Refer to pro forma footnote Note 6 adjustment (a) above for details related to the estimated fair value and related amortization expense of the intangible assets. The preliminary amounts assigned to the identifiable intangible assets are as follows (in millions):

Estimated fair value	$1,954.1
Less: Bally book value of intangible assets, net	(515.9)

Pro forma adjustment to intangible assets, net	$1,438.2

l)
Other assets—Scientific Games is expected to incur an estimated $175.5 million in capitalizable debt issuance costs in conjunction with the New Credit Facilities, the Refinancing and the notes offered hereby. Of the total $175.5 million in capitalizable debt issuance costs, an estimated $120.9 million will be capitalized as other assets on the pro forma balance sheet and amortized over the life of the underlying debt instrument; the remainder will be accounted for as reductions of debt principal and amortized to interest expense over the life of the underlying debt instrument. In addition, deferred financing costs of $25.4 million related to Bally's debt were written off in connection with the Bally Acquisition. As such, the net pro forma adjustment to other assets on the unaudited pro forma balance sheet is $95.5 million.

m)
Debt payments due within one year and long-term debt, excluding current installments—To fund transaction-related items, the cash portion of the merger consideration and other one-time costs, Scientific Games is expected to incur $5,350.0 million of additional debt, with maturities ranging from five to ten years and an expected weighted average interest rate of 7.47% on the principle amount of the debt.

  The preliminary adjustment to long-term debt payments due within one year and long-term debt, excluding current installments in connection with the merger is as follows (in millions):

Proceeds from New credit facilities to be repaid within one year	$22.5
Less: Original issuance discount to be amortized within one year	(7.9)
Less: Bally's pro forma debt payments due within one year	(38.4)

Pro forma adjustment to debt payments due within one year	$(23.8)

Proceeds from New credit facilities, excluding $22.5 million of payments due within one year	$2,427.5
Proceeds from additional borrowings:
7-Yr Secured Notes due 2021	700.0
8-Yr Unsecured Notes due 2022	2,200.0
Less: Original issuance discount, excluding $7.9 million to be amortized within one year	(46.6)
Less: Bally's pro forma long-term debt, excluding $38.4 million of debt payments due within one year	(1,842.7)

Pro forma adjustment to long-term debt, excluding current installments	$3,438.2

n)
Accrued liabilities—Adjustment represents $6.1 million of assumed liabilities related to payments of retention and/or increased severance amounts expected to be paid to certain of Bally's executive officers and other employees for pre-combination services according to employment contracts.

o)
Deferred income taxes—Adjustment reflects the deferred income tax effects of the pro forma adjustments made to the pro forma balance sheet for the time periods presented. Adjustments represent the estimated deferred income tax assets and liabilities to be recorded by Scientific Games as part of the accounting for the applicable Transactions, calculated by applying the statutory rates in effect in each significant jurisdiction to the fair value adjustments made to certain assets acquired and liabilities assumed, primarily as indicated in the table below.

  The adjustment to deferred income taxes also includes the estimated income tax impact of approximately $45.2 million generated from $116.8 million in transaction costs expensed in connection with the applicable Transactions. The transaction costs expensed in conjunction with the applicable Transactions increase the net operating loss carry-forward and have been represented as a pro forma decrease to long-term deferred tax liabilities. In addition, the pro forma adjustment to deferred tax liabilities also represents the estimated income tax impact of approximately $23.4 million generated from $61.8 million in post-combination expense related to the payment of unvested equity awards of Bally employees in connection with the Transactions.

  As a result of the pro forma net increase in deferred income tax liabilities in connection with the Bally Acquisition, the Company is in a net deferred tax liability tax position immediately following the Bally Acquisition. The Company currently has a full valuation allowance on its U.S. deferred tax assets, which will be fully relieved as a result of our pro forma adjustments to deferred tax liabilities. Thus, the adjustment to deferred taxes also includes a $75.5 million reversal of the full valuation allowance against U.S. net deferred tax assets, which has been represented as a pro forma decrease to long-term deferred tax liabilities.

  The preliminary pro forma adjustment to record deferred taxes as part of the accounting for the applicable Transactions is computed as follows (in millions):

	Adjustment to asset acquired	(Reduction in current deferred tax assets)	Noncurrent deferred tax liabilities

Estimated fair value adjustment of identifiable intangible assets acquired	$1,438.2	$—	$463.8
Estimated fair value adjustment of inventory acquired	16.8	(6.3)	—
Estimated fair value adjustment of property, plant and equipment acquired	92.4	—	35.0
Estimated tax impact of acquisition and financing costs expensed in connection with the Transactions	N/A	—	(45.2)
Estimated tax impact of post-combination expense related to the payment of unvested equity awards in connection with the Transactions	N/A	—	(23.4)
Estimated tax impact of reversal of valuation allowance on U.S. deferred tax assets	N/A	—	(75.5)

Total deferred income tax adjustments		$(6.3)	$354.7

p)
Stockholders' equity—Adjustment reflects the (1) elimination of the historical equity balances of Bally; (2) pro forma adjustment to retained earnings for the estimated Transaction-related fees and expenses of approximately $72.6 million ($116.8 million expected to be expensed in connection with the Transactions, net of $45.2 million tax benefit) expected to be incurred upon completion of the Transactions; (3) the impact of the $75.5 million reversal of the valuation allowance against U.S. deferred tax assets as described in pro forma footnote Note 6 adjustment (n) above; and (4) the pro forma adjustment to retained earnings for the estimated post-combination expense recognized related to the payment of unvested equity awards of approximately $38.4 million ($61.8 million expected to be expensed in connection with the Transactions, net of $23.4 million tax benefit).

  The estimated transaction cost expense, estimated post-combination expense and estimated income tax benefit generated from the reversal of the valuation allowance on Scientific Games U.S. deferred tax assets have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the Bally Acquisition that will not have a continuing impact on Scientific Games' operations.

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  Exhibit 99.2
Summary historical and pro forma financial data
Unaudited pro forma condensed combined financial statements
Unaudited pro forma condensed combined balance sheet as of September 30, 2014
Notes to the unaudited pro forma condensed combined financial statements